Exhibit 5.1

August 11, 2025

Marti Technologies, Inc.

Buyukdere Cd. No:237

Maslak, 34485

Sariyer/Istanbul, Türkiye

Dear Sirs

RE: Marti Technologies Inc.

We act as legal counsel to Marti Technologies Inc. (the “Company”) in connection the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 as amended (the “Act”) (including its exhibits, the “Registration Statement”) related to Class A Ordinary Shares in the Company of a par value of US$0.0001 (the “Ordinary Shares”) to be issued and sold by the selling securityholders listed in the Registration Statement (the “Selling Securityholders”) from time to time. The Ordinary Shares include:

(a)	the 25,497,843 Ordinary Shares issuable upon conversion of Convertible Notes (as defined in the Registration Statement) in the Company held by the Selling Securityholders, which amount includes payment-in-kind interest shares through the maturity date of such issued and outstanding convertible notes (collectively, the “Conversion Shares”); and

(b)	the 18,801,463 Ordinary Shares issued to certain Selling Securityholders as set forth in the Registration Statement (the “Registered Ordinary Shares”),

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Documents

For the purposes of giving this opinion, we have examined the following documents:

1.	the Certificate of Incorporation dated 26 February 2021 and the Memorandum of Association and Articles of Association of the Company (the “Memorandum and Articles”) as registered or adopted on 10 July 2023;

2.	a Certificate of Good Standing with respect to the Company issued by the Registrar of Companies dated 11 August 2025 (the “Certificate of Good Standing”);

3.	a certificate from a director of the Company a copy of which is annexed hereto (the “Director’s Certificate”);

4.	a copy of the written resolutions of the board of directors of the Company dated 7 August 2025 (the “Resolutions”);

5.	the Registration Statement; and

6.	the Indenture and the Convertible Notes Agreement (collectively the “Documents”).

Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. These opinions only relate to the laws of the Cayman Islands which are in force at the date of this opinion. In giving these opinions we have relied (without further verification) upon the completeness and accuracy (and the continuing accuracy as at the date hereof) of the Director’s Certificate, the Resolutions and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

1.	The Document has been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.	The Document is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

3.	The choice of the Relevant Law as the governing law of the Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

4.	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

5.	All signatures, initials and seals are genuine.

6.	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Document.

7.	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Document.

8.	No monies paid to or for the account of any party under the Document or any property received or disposed of by any party to the Document or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

9.	The Company will receive money or money’s worth in consideration for the issue of the Conversion Shares and has received money or money’s worth in consideration for the issue of the Registered Ordinary Shares and none of the Conversion Shares or Registered Ordinary Shares will be or have been, as applicable, issued for less than their par value.

10.	There will be sufficient Conversion Shares and Registered Ordinary Shares authorised for issue under the Memorandum and Articles and the Documents.

11.	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Conversion Shares or the Registered Ordinary Shares.

12.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

Opinion

Based upon and subject to, the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out below, we are of the opinion that under the laws of the Cayman Islands:

1.	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

2.	The execution, issue, delivery and performance of the Documents, including the issue of the (i) Conversion Shares and (ii) the Registered Ordinary Shares, as contemplated by the Registration Statement, have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Documents by any director of the Company or Officer (as defined in the Board Resolutions) for and on behalf of the Company, the Documents will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.	The issue and allotment of the (i) the Conversion Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and the Documents, such Conversion Shares will be validly issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

4.	The issue and allotment of the Registered Ordinary Shares has been duly authorised, validly issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

Qualifications

The opinions hereinbefore given are subject to the following qualifications:

1.	The obligations assumed by the Company under the Document or the relevant Ordinary Shares issuable thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	any provision in a Document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such Document (a “third party”) is unenforceable against that third party. Any provision in a Document which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act (As Revised));

(k)	any provision of a Document which is governed by Cayman Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

(l)	we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(m)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Document whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(n)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Document which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

2.	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

3.	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Document or the relevant Ordinary Shares issuable thereunder.

4.	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

5.	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

6.	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We express no view as to the commercial terms of the Document or the relevant Ordinary Shares issuable thereunder or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We express no opinion with respect to any direct or indirect acquisition, disposal or exercise of rights by the Company of or in respect of any interest in any property governed by the laws of or situated in the Cayman Islands.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Document or the relevant Ordinary Shares issuable thereunder and express no opinion or observation upon the terms of any such document.

We bring to your attention that our maximum aggregate liability in respect of all claims for breach of contract or breach of duty or fault or negligence or otherwise arising out of or in connection with this opinion shall be limited to the lesser of three times the professional fees recovered by us in providing this opinion and the total amount of our professional indemnity insurance cover available from time to time.

This opinion only relates to the laws of the Cayman Islands as we presently understand them and is given on the basis that the opinion will be governed by and construed in accordance with the laws of the Cayman Islands and that the Cayman courts will have exclusive jurisdiction in relation to any matter arising out of it. We have made no investigation of any laws other than the laws of the Cayman Islands and do not express or imply any opinion on any such laws.

This opinion is given as at the date shown at the top of this letter. We have no continuing obligation under the terms of this opinion to inform you of changes of law or fact occurring after the date of this letter or of facts of which we become aware after such date.

Yours faithfully

/s/ STUARTS HUMPHRIES

STUARTS HUMPHRIES

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